Exhibit 21.1

SUBSIDIARIES OF VINE ENERGY INC.

Name of Subsidiary	Jurisdiction of Organization
Vine Energy Holdings LLC	Delaware
Vine Oil & Gas LP	Delaware
Vine Oil & Gas GP LLC	Delaware
Vine Management Services LLC	Delaware
Brix Oil & Gas Holdings GP LLC	Delaware
Brix Oil & Gas Holdings LP	Delaware
Harvest Royalty Holding GP LLC	Delaware
Harvest Royalties Holding LP	Delaware